EXHIBIT 23.2

KPMG LLP 345 Park Avenue New York, NY 10154-0102

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our reports dated February 22, 2024, with respect to the consolidated financial statements of Pfizer Inc. and Subsidiary Companies, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
New York, New York
May 8, 2024